Exhibit 99.3
Flow International
OMAX Update Conference Call Transcript
November 11, 2008, 11:00 a.m., EST
The transcript of prepared remarks and question and answer session set forth below contain forward-looking statements relating to increasing aerospace orders. This statement is only a prediction and actual results could differ materially based on a number of risk factors, including those set forth in the July 14, 2008 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this transcript. The Company is under no obligation, and does not intend, to update any of the forward looking statements in this transcript.

Operator:	Good morning ladies and gentlemen and thank you standing by. Welcome to the Flow International OMAX Update conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the 1 on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the 2. If you are using speaker equipment, please lift the handset before making a selection. This conference is being recorded today, Tuesday, November 11, 2008.

I would now like to turn the conference over to John Leness, please go ahead, sir.

John Leness:	Thank you, Joshua. I’m John Leness, Flow International’s Secretary and General Counsel. With me this morning are Charley Brown, Flow’s President and CEO, and Doug Fletcher, Chief Financial Officer.

This call will include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. During the call we will provide information regarding our merger with OMAX corporation. Any statements about future events, trends, risks and plans should be considered as forward-looking. These are based on current expectations only. Actual results may differ from these forward-looking statements and are subject to risks and uncertainties, as are detailed in our filings with the Securities and Exchange Commission. Flow takes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

With that introduction, I’ll turn the call over to Charley Brown.

Charley Brown:	Thanks, John. Good morning everyone. And thanks to each of you for joining us today. As announced in our press release late yesterday, we are holding this conference call to discuss the amended terms to our merger agreement with OMAX Corporation and to comment on our view of the current market. I will first offer some comments on each topic then leave most of our time open for Doug Fletcher and me to address your questions.

Last December we announced our intention to merge with OMAX Corporation to create a powerful combination in the worldwide waterjet marketplace. In July we cleared the FTC hurdle, and in September we signed the definitive merger agreement. As we have continued to prepare for closing, the global financial markets have been experiencing unprecedented declines. Valuations of companies have changed dramatically in short time frames. With this in mind, OMAX’s CEO, John Cheung, and I got back together in the spirit of partnership that we have developed, to see if we could re-frame the terms of the deal in a way that would be good for shareholders of both companies. We are both pleased to have arrived at revised terms that represent a win-win situation in a challenging environment.

As detailed in our press release, the revised terms reduce the initial cash and stock payment, including option payments already made, from $105 million to $75 million. The previous terms included $71.5 million in cash and a $3.5 million note, with the remainder in stock trued up to $30 million based on a Flow stock price of not less than $8 per share. These amounts have now been reduced to $62.5 million in cash, an $8.5 million note, and $4 million in stock with the number of shares determined based upon the stock price at closing. As in the prior transaction, OMAX debt of approximately $6 million will be assumed by Flow.

The revised terms increase the contingent payment opportunity for OMAX’s shareholders, based on Flow’s stock price, from $26 million to $52 million, and extend the measurement period from two years to three. The additional $26 million contingent payment opportunity does not begin until Flow’s stock price exceeds $10.00 per share, more than triple yesterday’s closing price, and the maximum payout of $52 million occurs if Flow’s stock reaches $14.00 per share, a five-fold increase compared to yesterday’s closing price.

These changes clearly show the confidence the OMAX team has in what we can accomplish together, a confidence that has grown even stronger in recent weeks as we have been conducting a number of integration planning sessions. We are equally excited about our future together and look forward to completing the necessary SEC filings yet this month with closing likely early in the new calendar year.

Now I will provide a little more information on the OMAX numbers, and explain the math to help frame the cost of the transaction to Flow. OMAX annual revenues are in the $63 to $65 million range with recurring Operating Income in the 6% to 7% range. EBITDA adjusted for unusual items on a trailing twelve month basis is $4.2 million. We believe that by the second year post closing, approximately $7.5 million in run rate savings will be achieved by the combined companies. We attribute 50% of those savings, or $3.8 million, to the value of the deal because they would be unavailable to us without the combination. Examples of these savings come from supply chain initiatives and lower health care coverage costs for similar benefits just because we have a larger participant pool. Adding these savings to the EBITDA number yields about $8 million as the denominator when calculating an EBITDA multiple to price the transaction.

For the numerator in that calculation, we begin with the up-front consideration of $75 million plus assumption of $6 million of debt to total $81 million. Of that amount, approximately $29 million will be allocated to settlement of the patent litigation between OMAX and Flow. The primary motivation for this transaction is strategic, given the long term growth opportunities it uniquely creates. However, settling the lawsuit is an important benefit of the transaction, eliminating significant uncertainty for Flow and its shareholders, while also eliminating roughly $2.5 million in annual legal fees Flow alone was spending prior to announcing the deal. Both parties were firmly convinced they would win their respective law suits against the other, so the amount attributed to the litigation is based on estimating each party’s claims with a 50/50 likelihood that either would prevail. This analysis was conducted by an independent valuation firm.

Subtracting this $29 million from the $81 million leaves $52 million attributable to the transaction.

The EBITDA multiple “price of the deal” is calculated, therefore by taking this $52 million and dividing by the $8 million leaving a 6.5 multiple. As a multiple of revenue, the $52 million in consideration represents 0.8 times the $64 million revenue number.

Now let’s turn for a moment to the current marketplace conditions. As you know, we have just completed the second quarter of our 2009 fiscal year, and we will be reporting those results in early December. Preliminarily, we see the revenue for that time period increasing at approximately a 4% rate versus prior year, consistent with our commentary at the last quarterly investor call, and excellent results in this challenging environment. We are not prepared to dive deeply into the numbers today, but felt it important to communicate this solid performance.

Our current order patterns continue to make us bullish about our advanced systems business due to the strong aerospace backlog we are building. Additionally, our replacement parts business orders continue to show gains versus last year. Our standard systems business, however, remains the most volatile. In the second quarter, August through October, we saw good growth, but standard systems orders in recent weeks have slowed down. Our customers seem able to access credit; their hesitancy appears to be more associated with their own view of the world’s economic challenges. This makes forecasting this portion of our business extremely difficult. If global economic conditions continue on a downward path, and the purchasing psychology remains negative, the expected growth of our advanced systems and parts businesses matched up against our standard systems business could balance to create a reduction in revenue for the back half of our fiscal year compared to 2008.

I will now open it up for your questions. Operator?

Operator:	Thank you. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the 2. If you are using speaker equipment, you will need to lift the handset before making your selection. Our first question comes from the line of Sid Parakh with McAdams Wright Ragen. Please go ahead.

Sid Parakh:	Hey, good morning, guys.

Management:	Good morning, Sid.

Sid Parakh:	Question on the deal accretion. You talked about a 10% EPS accretion in the past and I’m wondering if anything’s changed with respect to the revenue run rates that were assumed in the past and maybe even on the cost synergy side. Can you help us understand where accretion should be?

Doug Fletcher:	The accretion with the new deal will exceed 10%.

Sid Parakh:	So really from a revenue standpoint or from maybe an operating standpoint nothing seems to have changed dramatically from where you had initially announced the deal?

Doug Fletcher:	Let me make sure I understand what you’re saying, Sid. From a standpoint of long term or are you talking...

Sid Parakh:	Well, no. Initially I mean the deal was struck several months ago and I was assuming that there were several revenue assumptions being made for the year and whether those revenue assumptions haven’t changed dramatically. That’s kind of where I’m going.

Doug Fletcher:	As Charley mentioned, in terms of both ourselves and we can count on OMAX’s outlook, which I think would be similar, is that we’re looking at the back half of the year. It really depends upon how this market evolves in terms of growth. As we mentioned, 10% is a challenge given this marketplace. From a standpoint of long term projections on this transaction they haven’t changed. and our belief is that with the new deal structure it exceeds 10% accretion.

Sid Parakh:	Okay, fair. And you talked about OMAX’s operating margins being in the 6 to 7% range. That seems to be a little below where Flow has been as a stand alone company. Can you maybe help us understand what other cost synergies there might be in that structure.

Doug Fletcher:	As Charley mentioned in his remarks, we’re attributing about $3.8 million to the OMAX side and we said that’s about half the synergies so you can see about what we’re targeting to obtain in the transaction. Again, keep in mind that OMAX at its size has a certain amount of overhead as well and we believe combined obviously we’ll be much more efficient.

Charley Brown:	I think if you look at Flow’s history, there’s a lot of years when Flow was in the 6-7% operating profit margin range so it’s really not that different than sort of the average of a number of previous years for Flow.

Sid Parakh:	Okay, fair. And then can you give us a sense for the time line for this?

Doug Fletcher:	For the transaction?

Sid Parakh:	Yeah.

Doug Fletcher:	We would hope to now that we have completed these negotiations and signed the amendment, that within the next 2 weeks we will be filling the S-4. As you can see and one of the reasons holding up our ability to get this S-4 done was our negotiations on these revised terms. With that, the SEC has a 30 day comment period. Once that comes back and we clear comments which will take a few weeks, there’s about a 20 day notice provision for the OMAX shareholders so our estimate right now is that the transaction would close approximately February 1st, so the first day of our fourth quarter.

Sid Parakh:	Okay, and then just a last question here. Just going back to the last comment that Charlie made about a reduction in revenue for Flow in the back half of that year. Can you maybe elaborate on that comment. Was it a year-over-year decline in quarterly revenues or are you

Charley Brown:	Sid, I was referencing the Flow outlook, not the OMAX outlook if that wasn’t clear and my comment was for the back half of our fiscal year, which we just started the third quarter, the outlook is very difficult to predict because the standard system business, which is a good portion of our business, is being driven more by market psychology right now than anything else and your guess is as good as mine in terms of what any individual’s view of their future economic status will be. If that psychology remains negative and even gets more negative, then that will have an effect certainly on our business and could cause us to be down in the back half.

Sid Parakh:	Just on the standard system side or the overall revenue line because it seems like you’re going to have a significant chunk of revenues coming from the advance side.

Charley Brown:	It’s hard to say and certainly my comment is pinpointed to the standard systems business could be down, but as you know with that being a significant portion of our business and very difficult to predict, it means that if it’s down significantly then that could be not enough to overcome the increases in other portions of our business and the total revenue number could also be down.

Sid Parakh:	Okay, fair. Thank you.

Operator:	Our next question comes from the line of Chad Bennett of Northland Securities. Please go ahead.

Chad Bennett:	A couple of questions. Just trying to understand the valuation metrics that you gave. You’re essentially backing out $29 million after the initial purchase price related to patent settlements or potential ... I don’t know. I guess I’m trying to understand what shareholders are really paying for the patent piece that you’re breaking out and kind of what the logic was there.

Charley Brown:	Sure, Chad. Just a little clarification. It’s patents litigation. If we dial back over a year when we got seriously into negotiations and then announced our option agreement on December 4th, prior to that time both Flow and OMAX were actively pursuing lawsuits against each other over patent violations and as I mentioned in the year prior to that, Flow alone spent $2.5 million in legal fees in pursuit of defending ourselves and in pursuit of filing our countersuit against OMAX. And that was over perceived patent infringement, perceived by both sides against the other.

Part of the transaction, the $29 million, is the valuation by an outside firm when we have to do the valuation of the consideration is to figure out how much of the $75 should be allocated to the settlement of those suits both ways.

Chad Bennett:	I thought part of the reason we were doing the transaction is to mitigate if not do away with any further patent settlements or payments. I thought that was some of the logic behind doing it.

Charley Brown:	You’re exactly correct and that’s why, because those lawsuits will be settled as a result of the transaction, then part of the consideration needs to be allocated to the settlement thereof.

Chad Bennett:	Alright. Then, Doug, can you give us a sense of with the revised terms of... I don’t know if you want to do this or not, of where you’re going to be if we can look out to close date, where you’re going to be into the credit facility and then kind of remind us again or give us an update with LIBOR and whatnot kind of what the cost will be.

Doug Fletcher:	Right, couple updates there. First, what we would be looking to draw under the revolver would be approximately... I’m sorry, the total facility. As you know there’s two components to the facility, a term loan and the revolver. The term loan’s $35 million and we have access to a $65 million revolving credit facility. With the revised terms we’d be looking to draw the $35 million term loan at closing and use approximately $15 million of the revolver. At the point of closing, using a pro forma trailing 12 months we would be approximately 2 times EBITDA, probably even a little bit less than 2 times EBITDA, so better coverage than we had before in the original deal.

Just to put it into context, our covenants in that transaction, 3 times EBITDA for first 12 months after closing, so the company’s well within any covenants there.

The other thing I would mention is that we’ve had discussion with the banks. As people may know, when we signed the credit facility in June we had 6 months to draw under the term loan. If you go back to June, I don’t think anybody envisioned what would happen with the capital markets, etc., whether this transaction would take more than 6 months to close, but on the current schedule as I mentioned it would be around February 1st so we’re in discussion with our banks to extend the commitment period to allow us to close February 1st.

Given the current credit markets we had a very well priced deal at leverage north of 1.75 times trailing EBITDA. It was LIBOR plus 200. Our agent bank is very favorable to this transaction but my guess is that we will see some increase on the LIBOR spread in the transaction and currently we’re modeling the transaction at about 6-6.5% interest rate. LIBOR today has finally fallen back under 3, so that’s kind of what we’re looking at from an interest standpoint.

Chad Bennett:	Okay, 6-6.5 then. Okay. And then I know you talked and I don’t know how much you want to get into this. I know you talked about recent trends in your business on the systems side. You gave a look back into OMAX. Is there any way to characterize what they’ve seen in the market? Is it similar to what you’ve seen or if you don’t want to do a real near term related to OMAX, maybe what the last six months, how the results have done. Any more color there I guess.

Charley Brown:	Let me handle that one, Chad. I’ll go back even further. OMAX has been a strong growth story over the past few years with solid double-digit growth compounded annually for several years. In the current economic environment they’re seeing about what we are seeing with hesitation due to the market psychology in their systems business. It’s not too different than what we’re seeing. We’ve been a strong growth story. They’ve been a very strong growth story and right now in recent weeks and months we’re seeing about the same thing. But the long term opportunity and outlook is built on solid double-digit growth from each company.

Chad Bennett:	Okay and then maybe one last question. If you’re thinking about or seeing some weakness in the systems side, how should we think about ... maybe I’m getting too detailed, gross margins, you know considering you’re going to see better advanced system revenue in the second half, probably a higher mix of consumables and probably a little lower systems side, do we even want to approach that in this call or any color there?

Charley Brown:	You’re hitting on the variables and the underlying question is we have different margins on our different pieces of the mix, the three that you mentioned that I’ve been talking about. With the difficulty of projecting the standard systems business in the current uncertain environment, it’s really hard to peg that mix and so we can’t really comment even in terms of what we think that mix will do. You’re correct that the advanced systems margins are a little lower than standard systems and the parts margins are higher. Where it lands is going to be hard to predict on a mix basis.

Chad Bennett:	Okay thanks, guys.

Operator:	Our next question comes from the line of Chuck Murphy, Sidoti. Please go ahead.

Chuck Murphy:	Morning, guys.

Charley Brown:	Good morning, Chuck.

Chuck Murphy:	Most of my questions have been answered but if you could, could you just go back through what OMAX’s GAAP numbers — sales, operating profit and EBITDA has been for the trailing 12 months?

Doug Fletcher:	As Charley mentioned, Chuck, the OMAX sales numbers are in the range of $63 to $65 million. Their pro forma EBITDA about $4.2 million.

Chuck Murphy:	And what does that pro forma include or exclude?

Doug Fletcher:	It excludes their professional fees related to the deal. As you know, the target can’t capitalize, well at least under current GAAP, can’t capitalize transaction fees whereas the acquirer can. It changes next year for those who’re following GAAP. So that’s added back. That’s really the only pro forma.

Chuck Murphy:	I gotcha. And then you’d have the $7.5 million of cost savings?

Doug Fletcher:	Yeah, of which we’re attributing half to the OMAX side, about $3.8 million.

Chuck Murphy:	And you said that was supply chain and healthcare savings?

Doug Fletcher:	Those were examples. Obviously there are a number of things that we’re going to be able to do. This facility is two miles away from us so there are things we can work on together. And we believe those are very achievable.

Chuck Murphy:	Alright, that’s all I had. Thanks.

Operator:	Our next question comes from Alan Robinson, Royal Bank of Canada. Please go ahead.

Alan Robinson:	Good morning, gents. Just a slight detail question here. The trailing 12 month figure you gave us for OMAX, what is the 12 month period that that covers? Is it the period ending September or November or what is that?

Doug Fletcher:	They’re on a calendar year basis, Alan. That is the period ending September.

Alan Robinson:	September ’08. Okay, good.

Doug Fletcher:	And the reason why we give a range and let me be very direct with this. When we file the S-4 in the next week or two, it will have OMAX’s audited financial statements for three years plus their six months ended June 30th because that matches with what we have publicly put out, which would be our audited financial statements as of July 31st. Obviously when we finalize the S-4, OMAX’s September 30th numbers would be in there, so their trailing 12 month numbers as of September 30th are probably on the high end or slightly above that range and a little bit lower than that when you look at the June 30th trailing. They have been growing through this period.

Alan Robinson:	Alright, that’s very useful. Thanks for that. In terms of the OMAX structure, do they have a similar range or similar group of businesses as you in terms of consumables, advanced systems, standard systems?

Doug Fletcher:	OMAX is, as we’ve discussed I think before, strategically is in what we call the standard segment of the marketplace with a price point near between about $160,000 to $200,000 per system. We believe they’re the leader in that segment. We obviously are in that segment very strongly as well but they are slightly larger than us, for instance in North America.

That is the only segment they really address. They’re not in the high end what we call production segment with systems from $200,000 to $400,000 or for instance in the advanced segment where our aerospace systems are. They also don’t operate in the economy segment which is below $100,000 where we have a small entree in that with the Waterjet Pro. So they’re principally in that range, and clearly we would view the best in that segment. Their make-up in that segment is similar to ours although their spares revenue is a little bit smaller percentage of revenue in that range than we would have. Does that address your question?

Alan Robinson:	That’s very useful, thanks. Then you’ve also mentioned in the past that domestic customers account for about 45% of your revenues. What’s the equivalent mix for OMAX?

Doug Fletcher:	Probably in the area of 65-70% is domestic, what I would say North America.

Alan Robinson:	North America. Okay, good. Then currencies. Can you give us an idea of the approximate currency component of the 4% growth number you mentioned for the second quarter?

Doug Fletcher:	We’re not prepared to talk about that right now, Alan. I would expect it would be less of an impact than we’ve seen in the past. In fact one of the things as Charley mentioned, the back half of the year obviously with the strong swing in currencies, the benefit that we have seen in the last two years from growth, for instance, in the European community under the Euro is actually going to be reversing in the back half of the year and we’ll see negative dollar growth in the Europe market versus local currency.

Alan Robinson:	Right, that makes sense. But then for the second quarter that you’ve just completed, there would still presumably be a slightly positive currency effect given the year ago numbers you had.

Doug Fletcher:	Again, Alan, I’m not prepared to comment on that right now.

Alan Robinson:	Alright, thank you. That’s all I’ve got.

Operator:	Our next question comes from Greg Eisen, ICM Asset Management. Please go ahead.

Greg Eisen:	Thanks. Good morning.

Charley Brown:	Good morning, Greg.

Greg Eisen:	Could you give some specificity to the other half of the $7.5 million cost saves, kind of where they’re coming from and how you see them coming in, the timing of them coming into the bottom line?

Charley Brown:	As we’ve said timing-wise, when you think about it as sort of a run rate number, and probably taking two years to get there on all items. We’re not going to give a lot of details around all of that but we’ve got similar production capabilities that we can rationalize and take advantage of each other’s capabilities. We’re adding a factory to the mix here and it’s a factory of the OMAX facility that is quite full and quite busy, and so the ability to take some of the things that they’re making there and rather than them having to add additional space, we can probably utilize existing overhead elsewhere in our system to manufacture some of their items and things like that.

We see opportunity there. We also see opportunity, if you recall, one of great advantages of this transaction is bringing together two channels of distribution. OMAX had primarily built their business around distributors, and Flow, we’ve built our business around direct sales. With an under-penetrated technology that waterjets represent, more feet on the street is certainly better.

We see great opportunity in bringing more distribution into the mix as we attack all of the segments of the market. Having said that, each segment has its own requirements so we believe that by having more alternatives, distributors and direct people, we will be more efficient in meeting the needs of each segment. An economy buyer or a standard buyer tends to be just right for a distributor whereas a production or more advanced system requires more direct sales knowledge.

And so we feel we can more specifically pinpoint our sales resources against the needs of the customer and gain some good leverage in that way.

Greg Eisen:	Okay. My other question is going back to the earnings per share accretion, you said it will exceed 10%. Versus your prior expectations, is there anything that feeds into your accretion expectations other than I guess the change in share count and the change in the purchase price because you’re issuing less shares upfront.

Doug Fletcher:	Greg, that’s the main driver.

Greg Eisen:	Okay. So there is nothing else specific that you’d want to call out?

Doug Fletcher:	As I mentioned earlier in the call, our long term view and outlook for the combination remains the same. It really is changing the mix and the amount of the upfront purchase.

Greg Eisen:	Okay, that’s it for me. Thank you.

Operator:	Our next question comes from the line of JD Padgett, The Boston Company. Please go ahead.

JD Padgett	Yeah, I just had a quick one. You went into some of it talking about the different channels of distribution and so forth. Do you compete with them a lot now or against their resellers in the middle market?

Charley Brown:	Yes. We see each other all the time and we have different product offerings, trying to go after the same customers and as competitors we certainly sell the advantages of each of our product lines. For example, the preponderance of what Flow sells is one type of pump, an intensifier and the preponderance of what OMAX sells, all of what they sell is direct drive pump. There are advantages and disadvantages of each and we both have sales forces highly trained at pointing out the advantages of our own. Now we’ll be able to dial into what the customer’s real needs are and over time with good product management we’ll be able to rationalize the product lines more tightly against the market segmentation needs.

JD Padgett	So when you encounter them in the market is it mostly through their distributor partners that you’re competing against or do they sell direct also?

Charley Brown:	It is primarily through their distributors but they do have direct salespeople. Their go-to-market model prefers distributors, but if there’s not a distributor that they can join up with that’s satisfactory, then they will not be hesitant to put in direct salespeople as well.

JD Padgett	Okay. So now it’ll just be a matter for you of deciding the best way to get to the customer with each different product, using a little direct and a little distribution?

Charley Brown:	Yeah, and we’ve actually coined a manta internally for that which we kinda like. It’s called “Growth for Both,” and that’s really what drives. To us, those three words summarize this entire transaction and that’s what we’re really making sure that all of our distributor partners, all of our salespeople, all of our internal people have to really understand that Growth for Both is what has to be right in our bullseye.

JD Padgett	Okay, thank you.

Operator:	Our next question comes from Scott Mackey, aAd Capital. Please go ahead.

Scott Mackey:	Good morning, gentlemen. Thanks for taking my call.

Management	Good morning, Scott.

Scott Mackey:	Just a couple items of clarification. I want to make sure I understand what you’re saying just in terms of the cost savings from the merger. It sounds like there’s a $7.5 million in anticipated cost savings and that’s on top of OMAX’s $4.2 million of trailing 12 month EBITDA.

Doug Fletcher:	That’s correct. And the timing of the $7.5 is sort of by the end of the second year. It’ll take a while to rationalize a lot of the things like the product lines that I’m talking about in getting our manufacturing costs based on a shorter number of SKUs. Two strong brands but a more rationalized product line and things like that.

Scott Mackey:	Okay. And of that $7.5 million then I think you gave us a number, about $2.5 million of that is attributable to Flow’s savings from legal expenses or...

Doug Fletcher:	No, that’s actually — the $2.5 is not included in that and that’s above and beyond that.

Scott Mackey:	Okay, so I would add another $2.5 million to the go forward rate once I throw out those legal expenses?

Doug Fletcher:	Let’s go back to what Charley mentioned. As we evaluated the settlement piece, it was getting rid of the uncertainty, the overhang on the stock and our access to the capital markets, as well as our spend which was at least $2.5 a year for the last few years. That spend got stopped when we signed the option agreement with OMAX last December. In our last three reported quarters we have not had patent litigation legal fess in there.

Scott Mackey:	I see. Thanks for the clarification. On the integration, are there any significant capital costs or any capital costs associated with this integration going forward?

Doug Fletcher:	When you say capital costs, you mean ...?

Scott Mackey:	Or significant expenditures in order to realize that $7.5 million of savings?

Doug Fletcher:	No. I think the biggest spend that we have going on in the company and we’ve reported an estimate of about $8 million in CapEx for ourselves this year, the biggest spend against that $8 is our previously reported investment in our IT systems and implementation onto the new ERP platform. As part of the integration we will bring up OMAX onto that platform, probably toward the end of our fiscal year next year which is fiscal ’10. But other than that which I don’t consider to be a significant capital cost, we’re not attributing any major capital costs to obtaining the synergies we’ve mentioned.

Scott Mackey:	Thanks. Along with your comments on the revenue outlook maybe if we broke it down just by end markets. Are you able to distinguish by end market or vertical where demand perhaps is holding up a little better than others?

Charley Brown:	We do see some areas that are holding up better than others. An example would be aerospace and certainly we have the high end equipment portion of that in the waterjet world very strongly in our camp. But remember there are also a lot of other job shops that feed the aerospace industry and we see those job shops that we service and that we sell to still having a good order flow there.

That’s an example. What we try to refer to though is coming back to looking at the market holistically in terms of the four segments: the economy; the standard production; and advanced. As I said, our advanced business outlook remains very strong; and our parts business across the standard and production segments, where the preponderance of our machines in the field exist, it does also remain strong around the world. Right now that gives us good hope because it says that our customers are pretty broad based geographically and vertical market-wise are still using our equipment because they have to buy spares to continue to use the equipment, the consumable pieces.

That’s why we believe the softness that we’re seeing in the systems orders is really more psychology driven. We don’t feel that it’s driven by lack of access to credit that you might think about, because we’re seeing our customers who have good business models able to get the credit to finance their machines and a lot of them do finance their purchases of these pieces of capital equipment.

We’re not really seeing that there’s one vertical market on fire because we view the market across the other dimension on the segments we’re talking about and feel that it’s really a market psychology question now in terms of putting a big ticket item onto the asset base for some of these companies.

Scott Mackey:	Thanks, that’s helpful. One more if I may. I believe that you mentioned in the comments that you anticipate a trailing 12 months, that’s EBITDA of 2 times upon closing. Is that correct?

Doug Fletcher:	Yes, around 2 times.

Scott Mackey:	So that trailing 12 month number would be as of the closing which you’re now anticipating I believe February 1st?

Doug Fletcher:	Right. We’re anticipating a number below that but that’s an approximate range.

Scott Mackey:	Great. Thanks for your time this morning. I appreciate it.

Management	Thanks, Scott.

Operator:	Our next question comes from Josh Rosen, RLR Capital. Please go ahead.

Josh Rosen:	Hey, guys, how are you?

Charley Brown:	Good, Josh.

Josh Rosen:	A quick clarification. I think some other people were trying to understand it. Granted, we’re looking at things on a trailing 12 month basis and the litigation expense ended for nine of those months. But can you quantify how much combined patent litigation expense there is in the trailing 12 month EBITDA numbers?

Doug Fletcher:	Again, there’s not a lot in there, Josh, because as we’ve said, we signed the adoption agreement last December. We were in discussions with them and neither party was spending a lot even in that quarter. OMAX in their fourth calendar quarter probably had some. I don’t have the number right before me. If you go back to trailing 12 at the time the deal was signed, as I said, our number was around $2.5, maybe slightly higher than that, and OMAX’s number is about $1.6 million. So there was not a lot in what we — I mentioned the $4.2 million number. Most of the add-back on a pro forma basis was really deal costs that they’ve been incurring to close the transaction.

Josh Rosen:	But you did add back some level of patent litigation to that $4.2?

Doug Fletcher:	Very little. As I said, their spend had slowed because we had been in negotiations really since late September, early October.

Josh Rosen:	The 2 times, I assume gross debt to EBITDA on closing, is that pro forma OMAX plus pro forma Flow number or is it the GAAP Flow EBITDA number?

Doug Fletcher:	That’s pro forma Flow and pro forma OMAX.

Josh Rosen:	Alright. Thanks, guys.

Operator:	Our last question is a follow-up question from the line of Sid Parakh, McAdams Wright Ragen. Please go ahead.

Sid Parakh:	Can you help maybe define a basis for the accretion? Is it the GAAP EPS number from fiscal ’08 or is it in addition to the expectation for fiscal ’09? How should we think about that accretion level?

Doug Fletcher:	It’s our expectation for Flow stand alone for fiscal ’09.

Sid Parakh:	For fiscal ’09.

Doug Fletcher:	And then the combination of OMAX on top of that. I just want to be careful to make sure. Sid, you and I’ve talked about pro forma before. That is on a pro forma basis because as I think people are aware, when you put two companies together there is a write-up of expenses in terms of intangibles and there’s amortization of those intangibles and there is a write-up of inventory, and obviously the dollar amount that Charley mentioned on the settlement is an expense item at closing. So when we talk about accretion, we’re talking about accretion exceeds 10% on a pro forma basis.

Sid Parakh:	Okay. Fair. Then you mentioned that the replacement parts business was holding up well. Now you’ve been growing like strong double-digits there. Is that still the kind of growth we should expect there or is that also kind of slowing off?

Charley Brown:	I believe at our last quarterly call it was about a 10% double-digit number. I would say there’s some currency effect in there that’s going to not be coming our way going forward. So I would say we’re probably in the mid to high single-digits, somewhere in that range.

Sid Parakh:	And that’s kind of what you see even in the current uncertain environment?

Doug Fletcher:	That’s what we’re seeing right now.

Sid Parakh:	Then finally from an international business standpoint just going back a few months, Europe was pretty strong. Have you seen similar trends that you’re seeing say here in the United States kind of reflect also in your European business?

Charley Brown:	We can’t answer that question as one answer for all of Europe. We have seen it in some parts of Europe but not in other parts of Europe. We just had a trade show in Germany that was quite robust. There are other parts of Europe that are not. So, it’s really a mixed bag.

Sid Parakh:	Maybe when you look at the consolidated international or other international revenue line, maybe if you could speak from that perspective.

Charley Brown:	I’m not sure I understand your question.

Sid Parakh:	Well I’m saying ... I mean you report other international revenues which are usually Europe and South America.

Charley Brown:	Latin America.

Sid Parakh:	Yeah, Latin America. Maybe from that standpoint because we don’t know what the segmentation is down to the country level. So is it fair to say that in the geographies in which you are strong, that those geographies are weakening off just as much as the U.S. or not? That’s what I’m trying to get to.

Charley Brown:	I understand the question now. I think the way to think about it is that we are seeing the similar trends around the world in terms of systems and some hesitancy globally in terms of system purchases. There are pockets that are better and pockets that are worse but I would take my comments and really apply them globally.

Sid Parakh:	Okay, that’s all I had. Thanks.

Operator:	Ladies and gentlemen, that does conclude our question and answer session for today. I will turn the conference back to management for closing remarks. Please go ahead.

Charley Brown:	Thank you. We appreciate everybody participating and we’re signing off. Thank you.

Operator:	Ladies and gentlemen, this concludes the Flow International OMAX Update conference call. If you’d like to listen to a replay of today’s call, please dial 303-590-3000. The passcode for the replay is 11122477. ACT would like to thank you for your participation. Have a pleasant day. You may now disconnect.